Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between Six Flags Entertainment Corporation (the “Company”) and Aimee Williams-Ramey (“Consultant”) as of August 11, 2023 (the “Effective Date”).  The Company and Consultant are sometimes referred to in this Agreement collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, the Company wishes to engage Consultant to provide certain consulting services to the Company, and Consultant wishes to provide such services, and the Company and Consultant wish to memorialize the terms and conditions of such consulting relationship.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Term.  The term of Consultant’s engagement under this Agreement shall be for the period beginning on the Effective Date and ending on June 11, 2024 (the “Term”).
2.Consulting Services.  During the Term, Consultant shall provide such consulting services (the “Consulting Services”) as may be reasonably requested of Consultant from time to time by the Company’s Chief Executive Officer.  As an independent contractor, Consultant is free to provide services to other entities during the Term as long as Consultant does not violate any of the terms of this Agreement. Consultant agrees to attend such meetings as the Company may reasonably request for proper communication of Consultant’s advice and consultation.  Consultant shall coordinate the furnishing of Consultant’s services pursuant to this Agreement with the Company in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within the sole control of Consultant.  The level of Consulting Services to be performed pursuant to this Agreement shall not exceed a level equal to 20% of the average level of services that were performed by Consultant in her capacity as an employee of the Company, except for any deviations that may be permitted in accordance with the regulations and other guidance promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder (collectively, “Section 409A”) and, accordingly, Consultant’s transition from an employee of the Company to a consultant of the Company shall give rise to a “separation from service” within the meaning of Section 409A.
3.Consulting Fee.  As consideration for the Consulting Services, during the Term, the Company shall pay Consultant a fee at the rate of $38,333 per month (the “Consulting Fee”), to be paid in accordance with the Company’s normal accounts payable procedures, payable in arrears not to exceed thirty (30) days and prorated for any partial month of service. Consultant acknowledges and agrees that (a) the Company is not required to withhold federal or state income, gross receipts, or similar taxes from the Consulting Fee paid to Consultant hereunder or to otherwise comply with any state or federal law concerning the collection of income, gross receipts, or similar taxes at the source of payment of wages, (b) the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or for social security on behalf of Consultant with respect to the Consulting Fee, and (c) the Company is not required under the laws of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of Consultant.
4.Expense Reimbursement.  The Company shall reimburse Consultant for all reasonable and documented out-of-pocket expenses actually incurred by Consultant in the performance of the Consulting Services hereunder.  Consultant shall itemize, and provide proper supporting documentation for, the expenses for which Consultant seeks reimbursement in accordance with Company policy as in effect from time to time.  The Company shall provide the reimbursement for such properly incurred and invoiced expenses in accordance with Company policy as in effect from time to time.

Exhibit 10.4

5.Termination.  If the Term is terminated for any reason other than as set forth in the next sentence, Consultant shall receive a lump sum cash payment equal to the aggregate Consulting Fee in respect of the portion of the Term that has not yet lapsed as of such termination date, to be paid within 30 days following such termination date. In the event of a material breach by Consultant of (a) Consultant’s obligations under this Agreement that, if capable of remedy, is not remedied within ten (10) days of written notice from the Company specifying the nature of such breach, or (b) Section 9 of the Separation Agreement between Consultant and the Company, dated August 11, 2023 (the “Separation Agreement”), the Company may terminate the Term without prior notice, and the Company’s only obligation to Consultant will be payment of any Consulting Fee accrued but unpaid through such termination date.
6.Independent Contractor.  At all times during the Term, Consultant shall be an independent contractor of the Company.  In no event shall Consultant be deemed to be an employee of the Company or any of its affiliates, and Consultant shall not at any time be entitled to any employment rights or benefits from the Company or any of its affiliates be deemed to be an agent of the Company or any of its affiliates or have any power to bind or commit the Company or any of its affiliates or otherwise act on their behalf.  Consultant acknowledges and agrees that, as a non-employee, Consultant is not eligible for any benefits sponsored by the Company or any of its affiliates.  Consultant shall not at any time communicate or represent to any third party, or cause or knowingly permit any third-party to assume, that in performing the Consulting Services hereunder, Consultant is an employee, agent or other representative of the Company or any of its affiliates or has any authority to bind the Company or its affiliates or act on behalf of the Company or its affiliates.  Consultant acknowledges that she will receive an IRS Form 1099-NEC from the Company, and Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and shall indemnify and hold harmless the Company and its affiliates, and the foregoing entities’ respective representatives for all claims, damages, costs and liabilities arising from Consultant’s failure to do so.  It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.
7.Indemnification.  During the Term, Consultant shall be entitled to indemnification by the Company to the same extent provided in Section 11(a) and (b) of the Employment Agreement, dated as of June 13, 2022 between Consultant and the Company (the “Employment Agreement”).
8.Governing Law; Amendment; Arbitration.
(a)The Company maintains its headquarters in Arlington, Texas. This Agreement shall be governed by and construed in accordance with the laws of Texas, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Consultant and the Company or their respective successors and legal representatives
(b)In the event that any dispute arises between the Company and Consultant regarding or relating to this Agreement and/or any aspect of Consultant’s service relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the rules of the American Arbitration Association (“AAA”), before a single arbitrator in Dallas, Texas. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the mandatory and exclusive jurisdiction of the state and federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above. Out-of-pocket costs and expense reasonably incurred by Consultant in connection with such arbitration (including attorneys’ fees) shall be paid by the Company with respect to each claim on which the arbitrator determines the Consultant prevails.
9.Entire Agreement.  This Agreement constitutes the entire and final agreement between the Parties with respect to the subject matters hereof; provided, however, that nothing herein supersedes or replaces any agreement between Consultant and the Company or any of its affiliates with respect to non-disclosure, confidentiality,

Exhibit 10.4

non-competition or non-solicitation, including, without limitation, Section 9 of the Separation Agreement, or Section 11(a) and (b) of the Employment Agreement, as all such agreements will remain in full force and effect.
10.Waiver.  Any waiver of a provision of this Agreement shall be effective only if it is in a writing signed by the Party entitled to enforce such term and against which such waiver is to be asserted.  No delay or omission on the part of either Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.
11.Assignments; Successors.  This Agreement is personal to Consultant and, as such, may not be assigned by Consultant.  The Company may assign this Agreement without Consultant’s consent, including to any affiliate of the Company and to any successor to or acquirer of (whether by merger, consolidation, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.  Subject to the preceding sentences, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.
12.Notices.  All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail or other form of electronic communication, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Consultant, at Consultant’s last residence shown on the records of the Company.

If to the Company, addressed to:

Six Flags Entertainment Corporation

1000 Ballpark Way, Suite 400

Arlington, Texas 76011

Attn: Chief Financial Officer

13.Certain Construction Rules.  The Section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section” shall be deemed to refer to a section of this Agreement.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, and the term “including” shall not be deemed to limit the language preceding such term.
14.Execution of Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or e-mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in

Exhibit 10.4

lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.
15.Code Section 409A.  Notwithstanding anything to the contrary contained herein, this Agreement and the payments hereunder are intended to satisfy or be exempt from the requirements of Section 409A.  Accordingly, all provisions herein, or incorporated by reference herein, shall be construed and interpreted to satisfy or be exempt from the requirements of Section 409A.  Further, for purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any reimbursement or in-kind benefit provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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Exhibit 10.4

IN WITNESS WHEREOF, the Parties have duly executed this Consulting Agreement on this 11th day of August, 2023, effective for all purposes as provided above.

CONSULTANT

/s/ Aimee Williams-Ramey

Aimee Williams-Ramey

SIX FLAGS ENTERTAINMENT CORPORATION

By: /s/ Gary Mick

Name: Gary Mick

Title: Chief Financial Officer